Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES ACQUISITION

~ Company Strengthens Mill Direct Relationships Pursuant to Long-Term Sourcing Strategy ~

~ Company Updates Fiscal 2011 Outlook ~

TOANO, Va. September 29, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced it has entered into an agreement to acquire certain assets of Sequoia Floorings (“Sequoia”) relating to Sequoia’s quality control and assurance, product development and logistics operations in China. In connection with the agreement, Lumber Liquidators expects to retain certain key Sequoia personnel in Shanghai, China and assume direct control of sourcing previously managed by Sequoia. The acquisition strengthens Lumber Liquidators’ mill direct relationships pursuant to its long-term sourcing strategy, and allows for a coordinated and efficient transition to direct servicing of mill relationships by an experienced team of quality and product development experts. Sequoia, a trading company, had provided product quality and development services on approximately 40% of the Company’s 2010 merchandise purchases, primarily those in Asia. As part of the transaction, the Company will be opening a representative office in Shanghai upon approval of its application to the Chinese government, expected to occur in October.

The acquisition agreement includes a cash outlay of approximately $5.0 million plus other consideration, such that the expected allocated purchase price is approximately $8.0 million. The Company anticipates acquisition-related expenses of approximately $0.6 million, or $0.01 per diluted share, in the third quarter of 2011. The acquisition is expected to be accretive to the business by the fourth quarter of 2011.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “One of the core components of Lumber Liquidators’ strategy and a key competitive differentiator has always been our ability to purchase products directly from mills. We are excited to launch the third phase of our sourcing initiatives with the significant expansion of direct sourcing in China. By entering into this transaction, we will be able to better control product cost and quality through our own international sourcing operations, further strengthen our value proposition and increase our competitive position. Additionally, we believe that this acquisition will allow us to expand operating margin, while at the same time provide greater flexibility in our marketing programs to help us attract consumers with aggressive opening price points. Most importantly, we look forward to working with our new Asian team and expanding our family of mills.”

Company Outlook

The Company has narrowed its outlook for fiscal 2011 and now expects the following, which is inclusive of the Sequoia transaction:

•	Net sales for the full year in the range of $673 million to $686 million, narrowed from the previous range of $670 million to $700 million, with:

•	Third quarter net sales in the range of $168 million to $171 million, narrowed from the previous range of $165 million to $180 million, and

•	Fourth quarter net sales in the range of $170 million to $180 million, narrowed from the previous range of $170 million to $185 million.

•	The opening of 7 to 9 new store locations in the fourth quarter of the year, for a total of 40 to 42 new store locations in 2011, narrowed from the previous range of 40 to 44 new store locations.

•

Earnings per diluted share for the full year 2011 in the range of approximately $1.00 to $1.08, narrowed from the previous range of approximately $1.00 to $1.15, each based on a diluted share count of approximately 28.5 million shares, with:

•	Third quarter earnings per diluted share in the range of approximately $0.21 to $0.24, narrowed from the previous range of $0.21 to $0.31, and

•	Fourth quarter earnings per diluted share in the range of approximately $0.39 to $0.44.

Third Quarter Results Conference Call and Webcast Information

The Company plans to release its third quarter results on Thursday, October 27, 2011 and host a conference call and audio webcast on October 27, 2011, at 10:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through November 3, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 379865. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 255 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: (757) 566-7512